Exhibit 99.1

Horizon Technology Finance Announces Second Quarter 2021 Financial Results

- Net Investment Income per Share of $0.31; NAV per Share of $11.20 -

- Debt Portfolio Yield of 14.7% -

- Declares Monthly Distributions of $0.10 per Share through December -

- Grew Portfolio Quarter-over-Quarter to $404 Million -

Farmington, Connecticut – July 27, 2021 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon” or the “Company”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries, today announced its financial results for the second quarter ended June 30, 2021.

Second Quarter 2021 Highlights

•	Net investment income (“NII”) of $6.1 million, or $0.31 per share, compared to $6.7 million, or $0.40 per share for the prior-year period
•	Total investment portfolio of $404.1 million as of June 30, 2021
•	Net asset value of $224.3 million, or $11.20 per share, as of June 30, 2021
•	Annualized portfolio yield on debt investments of 14.7% for the quarter
•	Horizon funded nine loans totaling $67.3 million for a total of $99.3 million of loans funded through Horizon’s advisor’s, Horizon Technology Finance Management’s (“HTFM”), platform
•	Raised total net proceeds of approximately $5.8 million with “at-the-market” (“ATM”) offering program
•	Experienced liquidity events from five portfolio companies
•	Cash of $39.8 million and credit facility capacity of $159.3 million as of June 30, 2021
•	Held portfolio of warrant and equity positions in 71 companies as of June 30, 2021
•	Undistributed spillover income of $0.34 per share as of June 30, 2021
•	Redeemed $37.4 million of 6.250% 2022 Notes
•	Subsequent to quarter end, declared distributions of $0.10 per share payable in October, November and December 2021

“We are pleased with our second quarter performance, as we passed the $400 million milestone in portfolio size and generated net investment income of $0.31 per share, which exceeded our second quarter distributions to shareholders,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “Bolstered by our strong brand and the ability to partner with the origination capacity from HTFM’s new investment vehicle, the Company originated over $67 million of new venture loans, alongside $32 million in investments by HTFM’s vehicle, leading to further portfolio growth and diversification for Horizon. At the same time, Horizon completed five portfolio exits, helping to produce one of the industry’s highest debt portfolio yields of nearly 15% - all a testament to HTFM’s predictive pricing strategy.”

“We also continued to maintain a solid portfolio credit profile, ending the quarter with no 1-rated loans and no loans on non-accrual,” continued Mr. Pomeroy. “Looking towards the second half of the year, we believe demand for venture debt will remain robust, and with Horizon’s record committed backlog, deep pipeline and ample capacity, Horizon is well positioned to continue growing and deliver attractive returns to its shareholders.”

Second Quarter 2021 Operating Results

Total investment income for the quarter ended June 30, 2021 was $13.5 million, comparable with the quarter ended June 30, 2020, primarily due to growth in interest income on investments resulting from an increase in the average size of the debt investment portfolio and offset by lower fee income earned on prepayments.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended June 30, 2021 and 2020 was 14.7% and 16.9%, respectively. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Total expenses for the quarter ended June 30, 2021 were $7.3 million, compared to $6.8 million for the quarter ended June 30, 2020. The increase was primarily due to a $0.4 million increase in interest expense and a $0.2 million increase in the base management fee.

Net investment income for the quarter ended June 30, 2021 was $6.1 million, or $0.31 per share, compared to $6.7 million, or $0.40 per share, for the quarter ended June 30, 2020.

For the quarter ended June 30, 2021, net realized gain on investments was $1.5 million, or $0.08 per share, compared to a net realized loss on investments of $0.7 million, or $0.04 per share, for the quarter ended June 30, 2020. For the quarter ended June 30, 2021, net realized loss on extinguishment of debt was $0.4 million, or $0.02 per share.

For the quarter ended June 30, 2021, net unrealized depreciation on investments was $0.5 million, or $0.02 per share, compared to net unrealized appreciation on investments of $1.9 million, or $0.11 per share, for the prior-year period.

Portfolio Summary and Investment Activity

As of June 30, 2021, the Company’s debt portfolio consisted of 39 secured loans with an aggregate fair value of $385.8 million. In addition, the Company’s total warrant, equity and other investments in 73 portfolio companies had an aggregate fair value of $18.3 million. Total portfolio investment activity for the three and six months ended June 30, 2021 and 2020 was as follows:

($ in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Beginning portfolio	$380,023	$334,506	$352,545	$319,551

New debt investments	67,285	54,908	118,660	105,554

Principal payments received on investments	(3,415)	(4,938)	(8,082)	(13,925)

Early pay-offs	(38,125)	(30,296)	(57,590)	(47,243)

Accretion of debt investment fees	1,087	1,222	2,170	2,287

New debt investment fees	(889)	(633)	(1,370)	(1,213)

Warrants received in settlement of fee income	—	978	—	978

Proceeds from sale of investments	(2,859)	(576)	(3,732)	(6,256)

Dividend income from controlled affiliate investment	—	(312)	—	118

Net realized gain (loss) on investments	1,492	(725)	(3,226)	2,766

Net unrealized (depreciation) appreciation on investments	(478)	1,944	4,746	(6,539)

Other	—	(198)	—	(198)

Ending portfolio	$404,121	$355,880	$404,121	$355,880

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of June 30, 2021, March 31, 2021 and December 31, 2020:

($ in thousands)	June 30, 2021			March 31, 2021			December 31, 2020
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	3	$44,286	11.5%	6	$71,946	19.9%	6	$77,950	23.4%
3	32	318,448	82.5%	29	283,989	78.5%	24	240,933	72.2%
2	4	23,080	6.0%	2	5,819	1.6%	3	12,875	3.9%
1	--	--	--	--	--	--	1	1,737	0.5%
Total	39	$385,814	100.0%	37	$361,754	100.0%	34	$333,495	100.0%

As of June 30, 2021, Horizon’s loan portfolio had a weighted average credit rating of 3.1, compared to 3.2 as of March 31, 2021 and December 31, 2020, respectively, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents deteriorating credit quality and high degree of risk of loss of principal.

As of June 30, 2021 and March 31, 2021, there were no debt investments with an internal credit rating of 1. As of December 31, 2020, there was one debt investment with an internal credit rating of 1, with a cost of $6.8 million and a fair value of $1.7 million.

Liquidity and Capital Resources

As of June 30, 2021, the Company had $83.3 million in available liquidity, consisting of $39.8 million in cash and money market funds, and $43.5 million in funds available under existing credit facility commitments.

As of June 30, 2021, there was $15.0 million in outstanding principal balance under the $125.0 million revolving credit facility (“Key Facility”). The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $150.0 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

Additionally, as of June 30, 2021, there was $50.8 million in outstanding principal balance under the $100 million senior secured debt facility with a large U.S.-based insurance company at an interest rate of 4.60%.

Horizon Funding Trust 2019-1, a wholly-owned subsidiary of Horizon, previously issued $100.0 million of Asset-Backed Notes (the “Notes”) rated A+(sf) by Morningstar Credit Ratings, LLC, and backed by $148.9 million of secured loans originated by Horizon. The Notes bear interest at a fixed interest rate of 4.21% per annum and have a stated maturity date of September 15, 2027. As of June 30, 2021, the Notes had an outstanding principal balance of $100.0 million.

During the three months ended June 30, 2021, the Company sold 361,308 shares of common stock under its ATM offering program with Goldman Sachs & Co. LLC and B. Riley FBR, Inc. For the same period, the Company received total accumulated net proceeds of approximately $5.8 million, including $0.2 million of offering expenses, from these sales.

As of June 30, 2021, the Company’s debt to equity leverage ratio was 100%, within the Company’s 80-120% targeted leverage range. The asset coverage ratio for borrowed amounts was 200%.

Liquidity Events

During the quarter ended June 30, 2021, Horizon experienced liquidity events from five portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In April, Kate Farms, Inc. prepaid its outstanding principal balance of $15.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in the company.

In April, xAD, Inc. prepaid its outstanding principal balance of $8.1 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in the company.

In June, Horizon received proceeds of $1.2 million from the sale of its equity in Lightspeed POS Inc. (NYSE: LSPD).

In June, Keypath Education Holdings, Inc. prepaid its outstanding principal balance of $10.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon also received proceeds totaling $1.6 million from the redemption of warrants it held in the company.

In June, Celsion Corporation prepaid its outstanding principal balance of $5.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in the company.

Net Asset Value

At June 30, 2021, the Company’s net assets were $224.3 million, or $11.20 per share, compared to $201.2 million, or $11.64 per share, as of June 30, 2020, and $212.6 million, or $11.02 per share, as of December 31, 2020.

For the quarter ended June 30, 2021, net increase in net assets resulting from operations was $6.7 million, or $0.34 per share, compared to $7.9 million, or $0.47 per share, for the quarter ended June 30, 2020.

Stock Repurchase Program

On April 23, 2021, the Company’s board of directors extended the Company’s previously authorized stock repurchase program until the earlier of June 30, 2022 or the repurchase of $5.0 million of the Company’s common stock. During the quarter ended June 30, 2021, the Company did not repurchase any shares of its common stock. From the inception of the stock repurchase program through June 30, 2021, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Recent Developments

On July 1, 2021, the Company funded a $2.5 million debt investment to a new portfolio company, Lyrical Foods, Inc., a leading creator of plant-based foods.

On July 1, 2021, the Company funded a $0.4 million debt investment to HESP LLC, its wholly-owned subsidiary.

On July 2, 2021, the Company funded a $5.0 million debt investment to a new portfolio company, Reputation Institute, Inc., a developer of an enterprise software platform to help businesses better understand, improve and protect their corporate reputation.

On July 23, 2021, Revinate, Inc. prepaid its outstanding principal balance of $10.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. The Company continues to hold warrants in Revinate, Inc.

Monthly Distributions Declared in Third Quarter 2021

On July 23, 2021, the Company’s board of directors declared monthly distributions of $0.10 per share payable in each of October, November and December 2021. The following table shows these monthly distributions, which total $0.30 per share:

Monthly Distributions

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
September 16, 2021	September 17, 2021	October 15, 2021	$0.10
October 18, 2021	October 19, 2021	November 16, 2021	$0.10
November 17, 2021	November 18, 2021	December 15, 2021	$0.10
		Total:	$0.30

After paying distributions of $0.30 per share and earning net investment income of $0.31 per share for the quarter, the Company’s undistributed spillover income as of June 30, 2021 was $0.34 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, the Horizon board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, July 28, 2021, at 9:00 a.m. ET to discuss its latest corporate developments and financial results. To participate in the call, please dial (877) 407-9716 (domestic) or (201) 493-6779 (international). The access code for all callers is 13720733. The Company recommends joining the call at least 5 minutes in advance. In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A webcast replay will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located in Portland, Maine, Austin, Texas, and Reston, Virginia. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	June 30,	December 31,
	2021	2020
	(unaudited)
Assets
Non-affiliate investments at fair value (cost of $393,365 and $343,158, respectively)	$399,935	$343,498
Non-controlled affiliate investments at fair value (cost of $3,477 and $6,854, respectively)	2,686	7,547
Controlled affiliate investments at fair value (cost of $1,500)	1,500	1,500
Total investments at fair value (cost of $398,342 and $351,512, respectively)	404,121	352,545
Cash	26,737	19,502
Investments in money market funds	13,096	27,199
Restricted investments in money market funds	1,502	1,057
Interest receivable	6,099	4,946
Other assets	2,563	1,908
Total assets	$454,118	$407,157

Liabilities
Borrowings	$220,202	$185,819
Distributions payable	6,007	5,786
Base management fee payable	634	563
Incentive fee payable	1,528	975
Other accrued expenses	1,483	1,417
Total liabilities	229,854	194,560

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2021 and December 31, 2020	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 20,191,706 and 19,453,821 shares issued and 20,024,241 and 19,286,356 shares outstanding as of June 30, 2021 and December 31, 2020, respectively	20	19
Paid-in capital in excess of par	282,136	271,287
Distributable earnings	(57,892)	(58,709)
Total net assets	224,264	212,597
Total liabilities and net assets	$454,118	$407,157
Net asset value per common share	$11.20	$11.02

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
 (Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Investment income
Interest income on investments
Interest income on non-affiliate investments	$12,420	$11,918	$24,909	$21,312
Interest income on affiliate investments	62	176	235	357
Total interest income on investments	12,482	12,094	25,144	21,669
Fee income
Prepayment fee income on non-affiliate investments	913	711	1,256	756
Amendment fee income on non-affiliate investments	43	1,028	236	1,064
Fee income on non-affiliate investments	51	—	56	24
Fee income on affiliate investments	—	3	12	7
Total fee income	1,007	1,742	1,560	1,851
Dividend (expense) income
Dividend (expense) income on controlled affiliate investments	—	(312)	—	118
Total dividend (expense) income	—	(312)	—	118
Total investment income	13,489	13,524	26,704	23,638
Expenses
Interest expense	2,954	2,561	5,669	4,723
Base management fee	1,829	1,668	3,598	3,249
Performance based incentive fee	1,528	1,676	3,029	2,747
Administrative fee	289	254	578	507
Professional fees	280	346	789	848
General and administrative	442	313	808	575
Total expenses	7,322	6,818	14,471	12,649
Net investment income before excise tax	6,167	6,706	12,233	10,989
Provision for excise tax	56	—	118	—
Net investment income	6,111	6,706	12,115	10,989
Net realized and unrealized (loss) gain
Net realized gain (loss) on non-affiliate investments	1,492	(701)	(3,716)	2,778
Net realized loss on controlled affiliate investments	—	(24)	—	(12)
Net realized gain (loss) on investments	1,492	(725)	(3,716)	2,766
Net realized loss on extinguishment of debt	(395)	—	(395)	—
Net realized and unrealized gain (loss)	1,097	(725)	(4,111)	2,766
Net unrealized (depreciation) appreciation on non-affiliate investments	122	2,985	6,385	(4,806)
Net unrealized depreciation on non-controlled affiliate investments	(600)	(932)	(1,639)	(1,475)
Net unrealized depreciation on controlled affiliate investments	—	(109)	—	(258)
Net unrealized (depreciation) appreciation on investments	(478)	1,944	4,746	(6,539)
Net realized and unrealized (loss) gain	619	1,219	635	(3,773)
Net increase in net assets resulting from operations	$6,730	$7,925	$12,750	$7,216
Net investment income per common share	$0.31	$0.40	$0.62	$0.65
Net increase in net assets per common share	$0.34	$0.47	$0.65	$0.43
Distributions declared per share	$0.30	$0.30	$0.60	$0.65
Weighted average shares outstanding	19,834,050	16,943,155	19,601,607	16,829,821